HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date: The final numbers will be found in the prospectus supplement. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 198

Total Outstanding Loan Balance ($): 33,129,593

Total Expected Collateral Balance ($): 550,000,100

Total Expected Collateral Balance - Selection ($): 32,397,684

Average Loan Current Balance ($): 167,321

:

Weighted Average Original LTV (%) *: 74.7

Weighted Average Coupon (%): 8.80

Arm Weighted Average Coupon (%): 8.81

Fixed Weighted Average Coupon (%): 8.75

Weighted Average Margin (%): 6.54

Weighted Average FICO (Non-Zero): 528

Weighted Average Age (Months): 6

:

% First Liens: 99.1

% Second Liens: 0.9

% Arms: 76.3

% Fixed: 23.7

% Interest Only: 1.0

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 - 5.50	1	234,729	0.7	5.50	63.2	529
5.51 - 6.00	1	625,783	1.9	5.99	79.9	547
6.01 - 6.50	2	454,451	1.4	6.47	61.4	526
6.51 - 7.00	6	1,235,969	3.7	6.91	70.8	522
7.01 - 7.50	13	2,718,283	8.2	7.38	66.0	530
7.51 - 8.00	22	4,454,555	13.4	7.81	73.7	530
8.01 – 8.50	17	2,356,373	7.1	8.34	75.8	527
8.51 - 9.00	35	7,540,037	22.8	8.79	70.9	529
9.01 - 9.50	26	4,321,745	13.0	9.29	79.9	530
9.51 - 10.00	34	4,739,657	14.3	9.82	79.4	523
10.01 - 10.50	17	2,430,279	7.3	10.30	79.0	532
10.51 - 11.00	11	1,009,880	3.0	10.81	74.7	529
11.01 - 11.50	7	742,699	2.2	11.34	81.1	508
11.51 - 12.00	3	166,289	0.5	11.67	81.4	518
12.01 >=	3	98,865	0.3	12.46	100.0	533
Total:	198	33,129,593	100.0	8.80	74.7	528
Max: 12.88
Min: 5.50
WgtAvg: 8.80

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
451- 475	10	1,382,397	4.2	8.94	81.9	463
476 - 500	9	780,794	2.4	8.39	80.9	493
501 - 525	54	9,269,720	28.0	9.03	71.8	516
526 - 550	125	21,696,682	65.5	8.71	75.2	539
Total:	198	33,129,593	100.0	8.80	74.7	528
Max: 549
Min: 455
Wgt Avg: 528

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Scheduled Balance	No of Loans	Total Scheduled Balance (S)	% Scheduled Balance	WAC%	WA OLTV* %	NZWA FICO
<= 50,000	10	362,262	1.1	11.05	91.1	503
50,001 - 100,000	54	4,152,584	12.5	9.66	81.2	528
100,001 - 150,000	38	4,714,195	14.2	8.87	75.2	525
150,001 - 200,000	41	7,115,847	21.5	8.71	76.4	531
200,001 - 250,000	21	4,744,954	14.3	8.64	76.8	526
250,001 – 300,000	8	2,188,228	6.6	8.52	71.3	515
300,001 - 350,000	11	3,537,820	10.7	8.72	73.1	531
350,001 - 400,000	7	2,654,450	8.0	8.58	71.3	532
400,001 - 450,000	6	2,533,759	7.6	8.78	66.5	527
450,001 - 500,000	1	499,711	1.5	8.74	37.0	548
600,001 - 650,000	1	625,783	1.9	5.99	79.9	547
Total:	198	33,129,593	100.0	8.80	74.7	528
Max: 625,782.69
Min: 18,597.81
Avg: 167,321.17

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	8	1,735,959	5.2	8.61	43.5	538
50.1 - 55.0	5	826,141	2.5	7.85	52.5	530
55.1 - 60.0	7	1,565,677	4.7	8.13	57.8	532
60.1 - 65.0	14	3,949,783	11.9	8.68	63.1	526
65.1- 70.0	20	3,799,145	11.5	8.16	68.9	532
70.1 - 75.0	19	3,031,046	9.1	9.01	74.4	528
75.1 - 80.0	60	9,577,520	28.9	8.71	79.7	521
80.1 - 85.0	21	3,517,297	10.6	9.25	84.6	532
85.1 - 90.0	33	4,526,884	13.7	9.49	90.0	534
90.1 - 95.0	2	196,037	0.6	7.63	95.0	513
95.1 - 100.0	9	404,103	1.2	10.54	100.0	525
Total:	198	33,129,593	100.0	8.80	74.7	528
Max: 100.0
Min: 33.1
Wgt Avg: 74.7

Prepay Penalty in Years	No-of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	61	9,349,062	28.2	9.11	75.5	531
1.00	12	2,618,248	7.9	8.87	66.7	524
2.00	76	14,258,379	43.0	8.70	76.4	526
3.00	49	6,903,904	20.8	8.56	72.9	529
Total:	198	33,129,593	100.0	8.80	74.7	528

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled. Balance	WAC %	WA OLTV* %	NZWA FICO
Full	154	24,374,110	73.6	8.67	76.5	528
Reduced	18	3,563,212	10.8	9.24	67.4	523
Stated Income /Stated Assets	25	5,121,898	15.5	9.12	70.5	530
No Income /No Assets	1	70,373	0.2	8.80	95.0	531
Total:	198	33,129,593	100.0	8.80	74.7	528

Occupancy Status	No of Loans	Total Scheduled Balance($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	191	31,877,636	96.2	8.80	74.8	528
Investor	7	1,251,956	3.8	8.72	70.5	533
Total:	198	33,129,593	100.0	8.80	74.7	528

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	15	4,438,835	13.4	8.21	62.8	523
Florida	19	3,439,594	10.4	9.22	77.2	529
Virginia	10	2,153,068	6.5	8.87	74.8	529
Maryland	10	1,885,674	5.7	8.44	66.5	530
Illinois	12	1,802,808	5.4	9.22	78.9	522
New Jersey	8	1,688,429	5.1	9.37	74.0	529
New York	8	1,510,648	4.6	8.68	70.6	528
Arizona	8	1,423,920	4.3	8.29	80.0	506
North Carolina	9	1,356,136	4.1	9.13	76.8	536
South Carolina	8	1,280,577	3.9	9.14	63.8	538
Connecticut	3	1,184,640	3.6	6.85	76.3	544
Missouri	6	942,491	2.8	8.58	75.7	530
Michigan	9	902,190	2.7	9.46	83.8	521
Georgia	5	868,176	2.6	9.84	83.0	537
Washington	5	842,574	2.5	8.48	75.2	526
Other	63	7,409,832	22.4	8.97	80.5	529
Total:	198	33,129,593	100.0	8.80	74.7	528

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	55	6,754,501	20.4	9.19	83.6	523
Refinance - Rate Term	7	782,968	2.4	9.94	84.4	529
Refinance Cashout	136	25,592,123	77.2	8.66	72.0	529
Total:	198	33,129,593	100.0	8.80	74.7	528

Product	No of Loans	Total Scheduled. Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	95	16,729,730	50.5	9.01	75.2	526
Arm 2/28 - Balloon 40/30	24	5,463,446	16.5	8.52	77.1	531
Arm 2/28 - Balloon 50/30	3	750,782	2.3	8.77	62.0	523
Arm 3/27	9	1,348,944	4.1	8.83	81.4	531
Arm 3/27 - Balloon 40/30	2	564,162	1.7	7.31	63.7	522
Arm 3/27 - Balloon 45/30	1	88,574	0.3	7.50	75.0	485
Arm 5/25	1	162,395	0.5	6.65	74.1	542
Arm 5/25 - Balloon 40/30	1	170,392	0.5	6.75	57.0	540
Fixed Balloon 30/15	5	211,455	0.6	10.90	100.0	531
Fixed Balloon 40/30	4	592,683	1.8	8.52	68.3	529
Fixed Balloon 45/30	1	263,060	0.8	6.99	80.0	468
Fixed Rate	52	6,783,971	20.5	8.77	72.5	534
Total:	198	33,129,593	100.0	8.80	74.7	528

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	169	27,231,830	82.2	8.82	75.6	529
PUD	12	2,544,487	7.7	8.62	66.2	523
2 Family	5	1,455,819	4.4	8.89	68.3	511
Condo	8	1,117,729	3.4	9.31	79.8	532
3-4 Family	3	669,839	2.0	7.60	70.7	538
Co-op	1	109,889	0.3	9.40	84.3	537
Total:	198	33,129,593	100.0	8.80	74.7	528

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
4.01 - 4.50	4	794,105	3.1	6.57	65.7	535
4.51 - 5.00	4	791,279	3.1	8.76	76.7	534
5.01 - 5.50	7	1,306,025	5.2	7.68	70.4	533
5.51- 6.00	19	3,807,456	15.1	7.98	74.7	529
6.01 - 6.50	26	4,499,801	17.8	8.62	77.9	518
6.51 - 7.00	46	9,579,268	37.9	9.28	73.8	527
7.01 - 7.50	14	2,029,648	8.0	9.51	77.5	531
7.51 - 8.00	10	1,508,033	6.0	9.29	80.0	531
8.01 - 8.50	3	584,247	2.3	9.35	72.9	518
8.51 - 9.00	2	263,901	1.0	9.63	83.3	534
9.01 >=	1	114,660	0.5	10.38	90.0	536
Total:	136	25,278,424	100.0	8.81	75.1	527
Max: 9.38
Min: 4.34
Wgt Avg: 6.54

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 -3	3	519,380	2.1	7.77	74.2	533
4 - 6	13	2,172,268	8.6	7.83	82.4	510
10 - 12	3	599,945	2.4	9.41	68.4	519
13 - 15	13	1,842,649	7.3	8.80	80.4	499
16 - 18	5	783,274	3.1	8.54	78.0	533
19 - 21	47	8,970,453	35.5	8.97	74.9	532
22 - 24	42	8,364,983	33.1	9.18	73.3	532
25 - 27	2	203,234	0.8	9.12	83.5	514
28 - 30	1	329,433	1.3	8.60	64.1	517
31 - 33	1	325,683	1.3	8.75	75.0	531
34 - 36	4	834,336	3.3	7.49	74.9	534
37>=	2	332,787	1.3	6.70	65.3	541
Total:	136	25,278,424	100.0	8.81	75.1	527
Max: 5.6
Min: 2
Wgt Avg: 20

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
9.51 - 11.50	1	234,729	0.9	5.50	63.2	529
11.51 - 12.00	1	625,783	2.5	5.99	79.9	547
12.01 - 12.50	1	155,208	0.6	6.48	80.0	502
12.51- 13.00	4	801,569	3.2	7.17	69.8	533
13.01 - 13.50	6	1,209,933	4.8	7.62	70.6	517
13.51- 14.00	17	3,619,347	14.3	7.73	75.7	528
14.01 - 14.50	10	1,420,279	5.6	8.23	78.1	522
14.51 - 15.00	26	6,093,069	24.1	8.74	69.2	530
15.01 - 15.50	22	3,815,439	15.1	9.46	81.4	522
15.51 - 16.00	22	3,481,838	13.8	9.62	77.3	525
16.01 - 16.50	10	2,183,569	8.6	10.04	78.8	532
16.51 - 17.00	9	782,327	3.1	10.57	76.4	516
17.01 - 17.50	6	689,712	2.7	10.62	74.6	536
17.51 - 18.00	1	165,623	0.7	10.70	65.0	526
Total:	136	25,278,424	100.0	8.81	75.1	527
Max: 17.70
Min: 11.50
Wgt Avg: 14.87

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 - 5.50	1	234,729	0.9	5.50	63.2	529
5.51 - 6.00	1	625,783	2.5	5.99	79.9	547
6.01 - 6.50	3	716,390	2.8	8.03	71.1	522
6.51 - 7.00	12	2,255,525	8.9	8.37	66.9	536
7.01 - 7.50	6	1,096,590	4.3	7.44	69.6	517
7.51 - 8.00	19	3,922,727	15.5	7.82	74.2	529
8.01 - 8.50	12	2,062,705	8.2	8.95	76.9	510
8.51 - 9.00	21	5,066,060	20.0	8.80	72.8	527
9.01 - 9.50	20	3,528,734	14.0	9.30	81.5	530
9.51 - 10.00	20	2,840,591	11.2	9.75	78.7	523
10.01 - 10.50	11	2,025,068	8.0	10.30	79.4	531
10.51 - 11.00	7	610,025	2.4	10.85	71.2	529
11.01 - 11.50	3	293,497	1.2	11.21	76.5	538
Total:	136	25,278,424	100.0	8.81	75.1	527
Max: 11.29
Min: 5.50
Wgt Avg: 8.57

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	11	2,231,023	8.8	9.16	69.8	526
1.50	2	500,178	2.0	7.66	72.6	520
2.00	14	2,973,502	11.8	8.43	73.2	534
3.00	109	19,573,722	77.4	8.86	76.1	526
Total:	136	25,278,424	100.0	8.81	75.1	527
Wgt Avg: 2.68

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	129	24,144,134	95.5	8.82	74.9	528
1.50	7	1,134,290	4.5	8.66	79.8	504
Total:	136	25,278,424	100.0	8.81	75.1	527
Wgt Avg: 1.02

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	196	32,785,593	99.0	8.79	74.6	528
60	2	344,000	1.0	9.73	80.0	494
Total:	198	33,129,593	100.0	8.80	74.7	528